MOORE & ASSOCIATES, CHARTERED
 ACCOUNTANTS AND ADVISORS
 PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form SB2 of Znomics, Inc., of our report dated October 29, 2007 on our audit of the financial statements of Znomics, Inc. as of December 31, 2006 and December 31, 2005, and the related statements of operations, stockholders’ equity and cash flows from inception on September 13, 2001 through December 31, 2006 and for the period then ended, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
December 18, 2007

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501